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                                                                    EXHIBIT 99.6

                           Aames Financial Corporation


                Subscription Rights for Series D Preferred Stock
                           Pursuant to Rights Offering

     The undersigned acknowledges receipt of your letter and the enclosed materials referred to therein relating to the offering of rights to purchase shares of Series D Convertible Preferred Stock, par value $0.001 (the "Series D Preferred Stock"), of Aames Financial Corporation (the "Company").

     This will instruct you on whether to purchase the Series D Preferred Stock distributed with respect to the Company's common stock, par value $0.001 per share (the "Common Stock") held by you for the account of the undersigned, pursuant to the terms and conditions set forth in the Prospectus.

     [ ] Please do not exercise my rights to purchase shares of Series D Preferred Stock of the Company.

     [ ] Please exercise my rights to purchase _______ shares of the Series D Preferred Stock of the Company as set forth below:


                       NUMBER OF             SUBSCRIPTION           PAYMENT
                        SHARES                  PRICE
Subscription
Privilege           __________________          $0.85           =  $____________


                    Payment in the following amount is enclosed:   $____________


                                               Signature(s) of Beneficial Owner:

         Date: _______________________          ________________________________

         Address: ____________________          Print Name:_____________________

         _____________________________          Title or Capacity:______________
                                                (if applicable)

         Telephone (day):_____________

               (evening):_____________